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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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
                                                       Three
                                                      Months
                                                       Ended                              Year Ended September 30,
                                                    December 31,        ------------------------------------------------------------
                                                        2001              2001              2000             1999             1998
                                                      --------          --------          --------          -------          -------
EARNINGS:
Earnings before income taxes                          $ 23,346          $ 79,568          $ 82,882          $63,139          $57,007
Interest expense                                         4,187            18,724            18,135           17,317           17,383
Amortization of debt discount and expense                   76               264               218              215              200
Interest component of rental expense                       349             1,541             1,318            1,539            1,624
                                                      --------          --------          --------          -------          -------
                                                      $ 27,958          $100,097          $102,553          $82,210          $76,214
                                                      ========          ========          ========          =======          =======

COMBINED FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS:
Interest expense                                      $  4,187          $ 18,724          $ 18,135          $17,317          $17,383
Amortization of debt discount and expense                   76               264               218              215              200
Allowance for funds used during
    construction (capitalized interest)                      1                12                17               36               39
Interest component of rental expense                       349             1,541             1,318            1,539            1,624
Preferred stock dividend requirements                      388             1,550             1,550            1,550            2,160
Adjustment required to state preferred stock
    dividend requirements on a pretax basis                257             1,012               995              968            1,304
                                                      --------          --------          --------          -------          -------
                                                      $  5,258          $ 23,103          $ 22,233          $21,625          $22,710
                                                      ========          ========          ========          =======          =======
Ratio of earnings to combined fixed charges
    and preferred stock dividends                         5.32              4.33              4.61             3.80             3.36
                                                      ========          ========          ========          =======          =======
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